Filed in the Office of	Business Number E0142922016-3
Barbara K. Cegavske	Filing Number 20201054233
Secretary of State State Of Nevada	Filed On 11/19/2020 10:00:00 AM
	Number of Pages 7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: GPO Plus, Inc

Entity or Nevada Business Identification Number (NVID): NV20161185826

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority Vote

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 11/20/2020 Time: 12:00 PM (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) The address has been updated: 3571 E. Sunset Rd. Suite #300, Las Vegas (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Chief Executive Signature of Officer or Authorized Signer Title X ____________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Amended and Restated Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

OF

GPO PLUS, INC.

These **AMENDED AND RESTATED ARTICLES OF INCORPORATION** amends, and entirely replaces, the Articles of Incorporation, as amended, of GPO PLUS, INC. previously filed with the Secretary of State NEVADA.

ARTICLE I
FORMATION

Name. The name of the Corporation is GPO PLUS, INC. "GPO" or "Corporation."

ARTICLE II
PURPOSE

Purpose. The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the Act. The Corporation shall have such powers as are necessary to or reasonably associated with the accomplishment of the foregoing purposes.

ARTICLE III
PRINCIPLE PLACE OF BUSINESS

Principal Place of Business. The principal place of business of the Corporation shall be at 3571 E. Sunset Road, Suite #300, Las Vegas, NV 89120. The Corporation may locate its place or places of business at any other place or places, as the Board of the Corporation may from time to time deem advisable.

ARTICLE IV
CAPITAL STOCK

Authorized Shares. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of capital stock ("Capital Stock"), all with a par value of $0.0001 per share, and consisting of (i) Ninety Million (90,000,000) shares of ordinary Common Stock; (ii) Ten Million (10,000,000) shares of Founders' Class A Common Stock with the voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions set forth in paragraph b) of this Article IV; (iii) Fifty Million (50,000,000) shares of blank check common stock ("Blank Check Common Stock"). The Blank Check Common Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Blank Check Common Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to paragraph c) of this Article IV, (iv) Five Hundred Thousand (500,000 shares of Founders Series A Non-Voting Redeemable Preferred Stock with the voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions set forth in paragraph d) of this Article IV; and (v) Forty Nine Million Five Hundred Thousand (49,500,000) shares of blank check preferred stock ("Blank Check Preferred Stock"). The Blank Check Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to paragraph e) of this Article IV.

a) Ordinary Common Stock. Subject to the rights of holders of any Blank Check Common Stock or Blank Check Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time or the Nevada Revised Statues (hereinafter, the "NRS"), the holders of Common Stock shall

be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor. Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Blank Check Common Stock or Blank Check Preferred Stock to share ratably in the Corporation's assets, the Common Stock, and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

b) Founders' Class A Common Shares shall have the right to cast one (1) vote for each share held of record on all matters submitted to a vote of holders of the Corporation's Common Stock and Preferred Stock, including the election of directors, and all other matters as required by law. The holders of Founders' Class A Common Shares shall vote together with all other classes and series of Common Stock and Preferred Stock of the Corporation as a single class on all actions to be taken by the Common Stock and Preferred Stock holders of the Corporation except to the extent that voting as a separate class or series is required by law. Each Founders' Class A Common Share shall be convertible at the option of the holder thereof and without the payment of additional consideration by the holder thereof, upon the Corporation listing on a national exchange, having a Liquidation Event or a Change of Control, into shares of ordinary Common Stock at a conversion rate of one (1) shares of ordinary Common Stock (the "Conversion Rate") for every one (1) share of Founders' Class A Common Shares. A Liquidation Event means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole. A Change of Control means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction.

c) The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Blank Check Common Stock in one or more series not exceeding the aggregate number of shares of Blank Check Common Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Blank Check Common Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Blank Check Common Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Blank Check Common Stock of any series to convert or exchange such shares of Blank Check Common Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the

right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Blank Check Common Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Blank Check Common Stock, neither the consent by series, or otherwise, of the holders of any outstanding Blank Check Common Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Blank Check Common Stock regardless of whether the rights and preferences of the new series of Blank Check Common Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

d) Founders Series A Non-Voting Redeemable Preferred Stock shall have a stated value of $10 per share and the Corporation may redeem each share of Founders Series A Non-Voting Redeemable Preferred Stock, at any time, by paying the holder thereof the redemption value of $15.00 per share.

e) The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

f) The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE V
CONSIDERATION FOR SHARES

The board of directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. The nature and amount of such consideration may be made dependent upon a formula approved by the board of directors or upon any fact or event which may be ascertained outside the articles of incorporation or the resolution providing for the issuance of the shares adopted by the board of directors if the manner in which a fact or event may operate upon the nature and amount of the consideration is stated in the articles of incorporation or the resolution. The judgment of the board of directors as to the consideration received for the shares issued is conclusive in the absence of actual fraud in the transaction.

ARTICLE VI

REGISTERED OFFICE

Registered Office. The address of the Corporation's registered office in the State of NEVADA is 3571 E. Sunset Road, Suite #300, Las Vegas, NV 89120. The name of the registered agent at such address is Brett H. Pojunis.

ARTICLE VII
TERM

The term of the Corporation shall be for a perpetual period commencing on the effective date of the filing and continuing thereafter, unless the Corporation is earlier dissolved in accordance with these Articles or the provisions of the Act.

ARTICLE VIII
BOARD

The Board shall consist a minimum of one (1) and up to nine (9) persons, unless the Charter is amended to state otherwise.

ARTICLE IX

COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a "resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE X

ACQUISITION OF A CONTROLLING INTEREST

The Company hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.378 to 78.3793, inclusive, relating to acquisition of a controlling interest in the Company.

ARTICLE XI

INDEMNIFICATION

The Corporation shall indemnify its directors and may indemnify its officers, employees or agents to the full extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, and vote of shareholders or otherwise. The Corporation shall pay or reimburse reasonable expenses incurred by a director who was or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without the determination or authorization otherwise required under the Act after the Corporation receives the written affirmation and written undertaking of such director.

Having been named as registered agent to accept service of process for the above stated Corporation at the place designated in this certificate, I am familiar with and accept the appointment as Registered Agent and agree to act in this capacity.

Brett H. Pojunis, Registered Agent
November 18, 2020

I submit this document and affirm that the facts stated herein are true. I am aware that any false information submitted in a document to the Department of State constitutes a felony as provided for in the Nevada Statutes.

Brett H. Pojunis, CEO
November 18, 2020